Exhibit 22

LIST OF GUARANTOR SUBSIDIARIES

The following subsidiaries of The Scotts Miracle-Gro Company (the "Company") were, as of September 30, 2021, guarantors of the Company's 5.250% Senior Notes due 2026, 4.500% Senior Notes due 2029, 4.000% Senior Notes due 2031 and 4.375% Senior Notes due 2032:

NAME OF GUARANTOR SUBSIDIARY	JURISDICTION OF FORMATION
1868 Ventures LLC	Ohio
AeroGrow International, Inc.	Nevada
GenSource, Inc.	Ohio
Hawthorne Hydroponics LLC	Delaware
HGCI, Inc.	Nevada
Hyponex Corporation	Delaware
Miracle-Gro Lawn Products, Inc.	New York
OMS Investments, Inc.	Delaware
Rod McLellan Company	California
Sanford Scientific, Inc.	New York
Scotts Live Goods Holdings, Inc.	Ohio
Scotts Manufacturing Company	Delaware
Scotts Products Co.	Ohio
Scotts Professional Products Co.	Ohio
Scotts-Sierra Investments LLC	Delaware
Scotts Temecula Operations, LLC	Delaware
SMG Growing Media, Inc.	Ohio
SMGM LLC	Ohio
Swiss Farms Products, Inc.	Delaware
The Hawthorne Collective, Inc.	Ohio
The Hawthorne Gardening Company	Delaware
The Scotts Company LLC	Ohio